UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 21, 2024

AMPHENOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10879	22-2785165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

358 Hall Avenue, Wallingford, Connecticut	06492
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 265-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	APH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 21, 2024, Amphenol Corporation (the “Company”) entered into a third amended and restated credit agreement among the Company, certain subsidiaries of the Company, as borrowers or as guarantors, a syndicate of financial institutions and JPMorgan Chase Bank, N.A., acting as administrative agent (the “Revolving Credit Agreement”). The Revolving Credit Agreement amended and restated the Company’s previously outstanding $2,500.0 million unsecured revolving credit facility and provides for $3,000.0 million of unsecured revolving commitments (the “Revolving Credit Facility”) that mature in March 2029. The Revolving Credit Facility gives the Company and certain of its subsidiaries the ability to borrow, in various currencies, at a spread that varies, based on the Company’s debt rating, over certain currency-specific benchmark rates, which benchmark rates, in the case of U.S. dollar borrowings, are either the base rate or the adjusted term Secured Overnight Financing Rate. The Company may utilize the Revolving Credit Facility for general corporate purposes. The Revolving Credit Facility was undrawn at closing. The Revolving Credit Facility requires payment of certain annual agency and commitment fees and requires that the Company satisfy a financial maintenance covenant.

The foregoing description of the material terms of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On March 21, 2024, the Company increased the size of its U.S. commercial paper program (the “USCP Program”) by $500.0 million, to permit the issuance of short-term, unsecured commercial paper notes (the “USCP Notes”) under the USCP Program in an aggregate principal amount not to exceed $3,000.0 million outstanding at any time. The increase corresponds with the increase to $3,000.0 million of available borrowing capacity under the Revolving Credit Facility. Amounts undrawn under the Revolving Credit Facility are available to repay the USCP Notes, if necessary. All other terms of the USCP Program have remained unchanged. The net proceeds of the issuances of the USCP Notes are expected to be used for general corporate purposes.

The Company’s Board of Directors authorization for the increase of the USCP Program currently limits the maximum aggregate principal amount outstanding of USCP Notes, any euro-commercial paper notes and any other commercial paper or similar programs at any time to $3,000.0 million.

The USCP Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws. The USCP Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description

10.1*	Third Amended and Restated Credit Agreement, dated as of March 21, 2024, among the Company, Amphenol East Asia Limited, Amphenol Technologies Holding GmbH, Amphenol Benelux B.V. and Amphenol Limited, as borrowers, other subsidiaries of the Company from time to time party thereto as additional borrowers or guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions from time to time party thereto.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will supplementally furnish copies of omitted schedules and exhibits to the Securities and Exchange Commission or its staff upon its request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPHENOL CORPORATION

	By:	/s/ Lance E. D’Amico
Lance E. D’Amico
Senior Vice President, Secretary and General Counsel

Date: March 22, 2024